UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

            (Amounts in Thousands, Except Ratios)
                         (Unaudited)


                                                        Six Months
                                                      Ended June 30,

                                                 1997               1996
                                               --------           --------
Earnings:

  Income from continuing operations..........  $343,786           $292,824
  Undistributed equity earnings..............   (15,496)           (21,158)
                                               --------           --------
            Total............................   328,290            271,666
                                               --------           --------

Income Taxes.................................   208,538            129,429
                                               --------           --------
Fixed Charges:

  Interest expense including amortization of
      debt discount........... ..............   296,097            230,845
  Portion of rentals representing an interest
      factor.................................    91,329             54,089
                                               --------           --------
            Total............................   387,426            284,934
                                               --------           --------

Earnings available for fixed charges.........  $924,254           $686,029
                                               ========           ========

Total fixed charges -- as above..............  $387,426           $284,934
                                               ========           ========

Ratio of earnings to fixed charges (Note 5)..       2.4                2.4
                                               ========           ========